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PROSPECTUS SUPPLEMENT (To Prospectus dated February 12, 2002)
Filed Pursuant to Rule 424(b)(5) Registration No. 333-81626

2,100,000 Shares Common Stock

This is a public offering of common stock of Digital River, Inc. All of the shares of our common stock offered by this prospectus supplement are being offered by us.

Our common stock is traded on the Nasdaq National Market under the symbol "DRIV." On July 16, 2003, the last reported sale price for our common stock, as reported on the Nasdaq National Market, was $22.48 per share.
Investing in our common stock involves risks. See "Risk Factors" beginning on page S-3 of this prospectus supplement.

	Per Share	Total
Price to public	$21.35	$44,835,000
Underwriting discounts and commissions	$ 0.55	$ 1,155,000
Proceeds, before expenses, to Digital River, Inc.	$20.80	$43,680,000

The underwriters may also purchase from us up to an additional 310,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.
Delivery of the shares of common stock will be made on or about July 22, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Sole Bookrunning Manager
Deutsche Bank Securities
U.S. Bancorp Piper Jaffray
RBC Capital Markets
The date of this prospectus supplement is July 16, 2003.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the common stock and are not soliciting an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

PROSPECTUS SUPPLEMENT SUMMARY

        We are a provider of comprehensive electronic commerce outsourcing solutions. We were incorporated in February 1994 and commenced offering products for sale through our clients' Web stores in August 1996. As a leading global e-commerce outsource provider, we enable our clients to access our proprietary electronic commerce system over the Internet. We have developed a technology platform that allows us to provide a suite of electronic commerce services, including Web commerce development and hosting, transaction processing, fraud screening, digital delivery, integration to physical fulfillment and customer service. We also provide analytical marketing and merchandising services to assist clients to increase Web page view traffic to, and sales through, their Web commerce systems. We provide an outsourcing solution that allows our clients to promote their own brands while leveraging our investment in infrastructure and technology. Some of our key clients include Cisco, Inc., H&R Block, Inc., Johnson & Johnson, Inc., Major League Baseball, McAfee.com Corporation, Microwarehouse, Inc., Software Oasis, Inc., Symantec Corporation and Visioneer, Inc.

        Our proprietary commerce network server technology, or CNS, serves as the platform for the majority of our solutions. Our technology incorporates custom software applications that enable Web store authoring, electronic software delivery, fraud prevention, export control, merchandising programs and online registration, and features a database of more than 290,000 software and digital products. Using our platform, we create Web commerce systems for our clients that replicate the look and feel of each client's Web site. End-users enter the client site and are then seamlessly transferred to our commerce server. End-users can then browse for products and make purchases online, and once purchases are made, we either deliver the products digitally to the end-user through the Internet or communicate the order through its integration into a number of third-party fulfillment agencies for physical fulfillment. We also provide transaction-processing services and collect and maintain critical information about end-users. This information can later be used by our clients to facilitate add-on or upgrade sales and for other direct marketing purposes. We actively manage direct marketing campaigns for our clients and also deliver purchase information and Web store traffic statistics to our clients through online reporting.

        As of March 1, 2003, we had approximately 14,000 software publisher clients and online retailer clients served by our Software and Digital Commerce Services Division. In late 1998, we began to offer our comprehensive electronic commerce outsourcing services in the form of a transaction fee-based e-commerce service to clients outside of the software industry. As of March 1, 2003, we were operating approximately 20,000 sites under our E-Business Services Division.

        We regard the protection of our trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights. We currently have six U.S. patents issued with 12 to 13 years remaining prior to expiration. We pursue the registration of our trademarks and service marks in the U.S. and internationally. We currently have 15 U.S. registered trademarks and one trademark application pending in the U.S., and 10 registered trademarks in the European Union and other countries.

        We have approximately seven years of operating history upon which investors may evaluate our business and prospects. Following inception, we incurred significant losses, and as of March 31, 2003, had an accumulated deficit of approximately $100 million. We intend to expend financial and management resources on the development of additional services, sales and marketing, technology and operations to support larger-scale operations and greater service offerings.

Recent Developments

        On June 26, 2003, the plaintiffs in the consolidated initial public offering, or IPO, class action lawsuits currently pending against us and over 300 other issuers who went public between 1998 and 2000, announced a proposed settlement with us and the other issuer defendants. The proposed settlement provides that the insurers of all settling issuers will guarantee that the plaintiffs recover $1 billion from non-settling defendants, including the investment banks who acted as underwriters in those offerings. In the event that the plaintiffs do not recover $1 billion, the insurers for the settling issuers will make up the difference. We believe that we have sufficient insurance coverage to cover the maximum amount that we may be responsible for under the proposed settlement. It is possible that the parties may not reach agreement on the final settlement documents or that the Federal District Court may not approve the settlement in whole or part.

        References in the prospectus to "Digital River," "we," "our" or "us" refer to Digital River, Inc., a Delaware corporation and its subsidiaries. Our executive offices are located at 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota 55344. Our telephone number is (952) 253-1234. Information contained on our Web site does not constitute part of this prospectus.

        Digital River is our registered trademark. All other trademarks or service marks appearing in this prospectus supplement are the property of their respective owners.

RISK FACTORS

        You should carefully consider the following risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our common stock.

We have a limited operating history, a history of losses and we have yet to achieve sustained profitability.

        We were incorporated in February 1994 and conducted our first online sale through a client's Web store in August 1996. We have not yet achieved sustained profitability and have incurred significant losses since we were formed. As of March 31, 2003, we had an accumulated deficit of approximately $100 million. Our limited profitable operating history makes it difficult for you to evaluate our ability to sustain profitability in the future.

        The success of our business model depends upon our success in generating sufficient transaction and service fees from the use of our electronic commerce solutions by existing and future clients. Accordingly, we must maintain existing, and develop new relationships with software publishers, online retailers and E-Business clients. To achieve this goal, we intend to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. If we are unable to maintain existing, and develop new, client relationships, we will not generate a profitable return on our investments and we will be unable to gain meaningful market share to justify these investments. Further, we may be unable to achieve profitability if our revenues increase slower than expected, or if operating expenses exceed our expectations and cannot be adjusted to compensate for lower than expected revenue volumes. Even if we are able to achieve profitability on an annual basis, we may be unable to sustain or increase this profitability on a quarterly or annual basis.

Our operating results have fluctuated in the past and are likely to continue to do so, which could cause the price of our common stock to be volatile.

        Our quarterly and annual operating results have fluctuated significantly in the past and are likely to continue to do so in the future due to a variety of factors, some of which are outside our control. As a result, we believe that quarter-to-quarter and year-to-year comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. If our annual or quarterly operating results fail to meet the guidance we provide to securities analysts and investors or otherwise fail to meet their expectations, the trading price of our common stock will likely decline. Some of the factors that have or may contribute to fluctuations in our quarterly and annual operating results include:

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  our ability to attract and retain software publishers and online retailers as clients;

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  our ability to attract and retain E-Business clients;

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  the introduction by us of new Web sites, Web stores or services that may require a substantial investment of our resources;

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  the introduction by others of competitive Web sites, Web stores or services;

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  our ability to continue to upgrade and develop our systems and infrastructure to meet emerging market needs and remain competitive in our service offerings;

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  economic conditions, particularly those affecting Internet-based electronic commerce;

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  client decisions to delay new product launches or to invest in e-commerce initiatives;

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  national and international political unrest in connection with the continued military responses to the terrorist attacks on the United States, possible future terrorist attacks and the growing threat of war;

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  the performance of our newly acquired assets or companies;

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  technical difficulties or system downtime leading to termination of client contracts and harm to our reputation;

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  slower than anticipated growth of the online market as a vehicle for the purchase of software products;

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  the cost of compliance with United States and foreign regulations relating to our business; and

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  our ability to retain and attract personnel commensurate with our business needs.

        In addition, revenue generated by our Software and Digital Commerce Services Division is likely to fluctuate on a seasonal basis that is typical for the software publishing market in general. We believe that our first and fourth quarters are seasonally stronger than our second and third quarters due to the timing of demand of tax preparation software and the holiday selling period. We also believe that software publishers avoid new product releases in the summer months.

        Our operating expenses, which include sales and marketing, product research and development and general and administrative expenses, are based on our expectations of future revenue and are relatively fixed in the short term. If our revenues for a quarter fall below our expectations and we are unable to quickly reduce spending in response, our operating results for that quarter would be harmed. In addition, the operating results of companies in the electronic commerce industry have, in the past, experienced significant quarter-to-quarter fluctuations that may adversely affect our stock price.

A loss of any client that accounts for a large portion of our revenue could cause our revenue to decline.

        One software publisher client, Symantec Corporation, accounted for approximately 23% of our revenue in 2002. In addition, a limited number of other software and E-business clients contribute a large portion of our annual revenue. Contracts with our clients are generally short term in nature. If any one of these contracts is not renewed or otherwise terminates, and if we are unable to replace it with other client agreements, our revenue would decline and our ability to sustain profitability would be impaired. It is important to our ongoing success that we maintain these client relationships and, at the same time, develop new client relationships.

Our sales cycle is lengthy, which may cause us to incur substantial expenses and expend management time without generating corresponding revenue, which would impair our cash flow.

        We market our services directly to software publishers, online retailers and E-Business prospects. These relationships are typically complex and take time to finalize. Due to operating procedures in many organizations, a significant amount of time may pass between selection of our products and services by key decision-makers and the signing of a contract. The period between the initial sales call and the signing of a contract with significant sales potential is difficult to predict and typically ranges from six to 12 months. If at the end of a sales effort a prospective client does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenue. As a result, our cash flow and our ability to fund expenditures incurred during the sales cycle may be impaired.

General economic uncertainty may reduce our revenue.

        The revenue growth and profitability of our business depends significantly on the overall demand for Internet-based electronic commerce solutions. We believe that the market for these solutions may be adversely affected by a number of factors, including reductions in capital expenditures by clients and the overall weakening of the United States and foreign economies. Additionally, the continued military responses to the terrorist attacks on the United States, and possible future terrorist attacks may exacerbate current economic conditions and lead to further weakening in the economy.

        These factors may, in turn, give rise to a number of market trends that may slow our revenue growth, including:

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  longer sales cycles;

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  deferral or delay of electronic commerce projects and generally reduced expenditures for electronic commerce solutions and related services; and

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  increased price competition.

        If the current economic slowdown continues, the effects of the slowdown for electronic commerce solutions could reduce our revenue and limit our ability to meet our profitability goals.

Our failure to attract and retain software publishers as clients would cause our revenue to decline.

        Our Software and Digital Commerce Services Division generates revenue by providing outsourced services to software publishers. If we cannot develop and maintain satisfactory relationships with software publishers on acceptable commercial terms, we will likely experience a decline in revenue. We also depend on our software publisher clients creating and supporting software products that end-users will purchase. If we are unable to obtain sufficient quantities of software for any reason or if the quality of service provided by these software publishers falls below a satisfactory level, we could also experience a decline in revenue and end-user satisfaction, and our reputation could be harmed. Our contracts with our software publisher clients are generally one to two years in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice at least 90 days before the end of the contract. As is common in our industry, we have no long-term or exclusive contracts or arrangements with any software publishers that guarantee the availability of software products. Software publishers that currently supply software to us may not continue to do so and we may be unable to establish new relationships with software publishers to supplement or replace existing relationships.

Our business plans depend on increasing revenue from E-Business clients.

        The success of our business strategy depends upon increasing fee and service revenue derived from the sale of non-software products for E-Business clients. Since initiating sales of electronic commerce outsourcing services in 1999, our E-Business Services Division has incurred only net losses. We have made substantial investments in technology and infrastructure and we may fail to establish and maintain sufficient relationships with E-Business clients to offset these expenses. If we are unable to develop and expand our relationships with E-Business clients, we will fail to grow revenue as projected and the E-Business Services Division will continue to have a negative impact on our profitability.

Implementing our acquisition strategy could result in dilution and operating difficulties.

        We have acquired, and intend to continue engaging in strategic acquisitions of, businesses, technologies, services and products, such as businesses that provide outsourcing services to software publishers. The process of integrating an acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired business also may disrupt our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. Moreover, the anticipated benefits of any acquisition may not be realized. If a significant number of clients of the acquired businesses cease doing business with us, we would experience lost revenue, and any synergies from the acquisition may be lost. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, amortization expenses of intangible assets or impairment of goodwill.

Electronic software delivery, or ESD, is still an evolving and unproven technology and the industry may ultimately fail to accept ESD.

        Our success will depend in large part on the growth in end-user acceptance of ESD as a method of distributing software products. ESD is a relatively new method of distributing software products to end-users, and unless ESD gains widespread market acceptance, we will be unable to achieve our business plan. Factors that will influence the market acceptance of ESD include:

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  the availability of sufficient bandwidth, both now and in the future, to enable purchasers to rapidly download software products;

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  the cost of time-based Internet access;

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  the number and adequacy of software products that are available for purchase through ESD as compared to those available through physical delivery; and

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  the level of end-user comfort with the process of downloading software via the Internet, including the ease of use, lack of concern about transaction security and technical support.

        Even if ESD achieves widespread acceptance, we may be unable to overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Our failure to do so would also impair our ability to execute our business plan.

Developments in accounting standards may cause us to increase our recorded expenses, which in turn would jeopardize our ability to demonstrate sustained profitability.

        In January 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The statement generally establishes that goodwill and intangible assets with indefinite lives are not amortized but are to be tested on an annual basis for impairment and, if impaired, are recorded as an impairment charge in income from operations. As of December 31, 2002, we had unamortized goodwill with an indefinite life of $18.7 million, primarily from our acquisitions made in previous years. If a significant portion of this balance is determined for any reason to be impaired, the subsequent accounting of the impaired portion as an expense would lower our earnings and jeopardize our ability to demonstrate sustained profitability, which could cause our stock price to decline.

        Additionally, the Financial Accounting Standards Board is currently considering a proposal to require that the cost of stock options be reflected as an expense item in financial statements. If this proposal were to be adopted, our recorded expenses would significantly increase, which would impair our ability to maintain profitability.

Increasing consumer acceptance of the Internet as a medium of commerce is important to the success of our business strategy and our future revenue growth.

        The failure of the Internet to continue developing into a significant commercial medium would harm our ability to increase our revenue and execute our business strategy. Rapid growth in the acceptance and use of the Internet as an effective medium of commerce is a recent development. The acceptance and use of the Internet may not continue to develop and a sufficiently broad base of consumers may not adopt and continue to use the Internet as a medium of commerce. We rely on purchasers who have historically used traditional means of commerce to purchase goods or transact business. If we are to be successful, these purchasers must accept and use the Internet as a means of purchasing goods and services and exchanging information. We cannot predict the rate at which these purchasers will do so.

The growth of the market for our services depends on the development and maintenance of the Internet infrastructure.

        Our business is based on delivering services over the Internet, and the success of our business therefore depends on the development and maintenance of a sound Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high-speed modems, for providing reliable Internet access and services. Our ability to increase the speed and scope of our services is limited by, and depends upon, the speed and reliability of both the Internet and our clients' internal networks. Consequently, as Internet usage increases, the growth of the market for our services depends upon improvements being made to the Internet as well as to individual client's networking infrastructures to alleviate overloading and congestion. In addition, any delays in the adoption of new standards and protocols required to govern increased levels of Internet activity or increased governmental regulation may have a detrimental effect on the Internet infrastructure.

Because the electronic commerce industry is highly competitive and has low barriers to entry, we may be unable to compete effectively.

        The market for Internet-based, electronic commerce solutions is extremely competitive and we may find ourselves unable to compete effectively. Because there are relatively low barriers to entry in the electronic commerce market, we expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. In addition, our clients may become competitors in the future. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and a decrease or loss of our market share, any of which could reduce our revenue. We face competition from the following sources:

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  in-house development of electronic commerce capabilities;

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  other providers of outsourced electronic commerce solutions;

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  software publishers and online retailers who have or may choose to make substantial initial and ongoing investments in order to develop and manage their own electronic commerce sites, and who may decide to market this capability to other companies;

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  system integrators and application service providers that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions, such as Corio, Inc., Electronic Data Systems Corporation, and IBM Global Services;

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  companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing, including BroadVision, Inc. and CyberSource Corporation;

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  companies that sell, distribute or rent software products over the Internet;

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  high-traffic, branded Web sites that derive a substantial portion of their revenue from electronic commerce and may themselves offer, or provide means for others to offer, software products, such as Amazon.com, Inc. and GSI Commerce, Inc.; and

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  traditional channels and methods of retail and corporate software sales, such as mail order catalogs and retail superstores.

        Many of our competitors have, and potential competitors may have, more experience developing Internet-based software, services and electronic commerce solutions, larger technical staffs, larger customer bases, more established distribution channels and customer relationships, greater brand recognition and greater financial, marketing and other resources than us. In addition, competitors may be able to develop services that are superior to our services, achieve greater customer acceptance or have significantly improved functionality as compared to our existing and future products and services. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs. Our inability to compete successfully against current and future competitors could cause our revenue to decline.

Failure to properly manage and sustain our expansion efforts could strain our management and other resources.

        Our ability to successfully offer services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have rapidly and significantly expanded the depth and breadth of our services offerings. Failure to properly manage this expansion could place a significant strain on our managerial, operational and financial resources. To manage this expansion, we are required to continually:

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  improve existing and implement new operational, financial and management controls, reporting systems and procedures;

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  install new management information systems; and

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  train, motivate, retain and manage our employees.

        We may be unable to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may be inadequate to support our operations.

Failure to develop our technology to accommodate increased traffic could reduce demand for our services and impair the growth of our business.

        We periodically enhance and expand our technology and transaction-processing systems, network infrastructure and other technologies to accommodate increases in the volume of traffic on our technology platform. Our inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to manage increased traffic on this platform may cause unanticipated systems disruptions, slower response times and degradation in client services, including impaired quality and speed of order fulfillment. Failure to manage increased traffic could harm our reputation and significantly reduce demand for our services, which would impair the growth of our business. We may be unable to improve and increase the capacity of our network infrastructure sufficiently or anticipate and react to expected increases in the use of the platform to handle increased volume. Further, additional network capacity may not be available from third-party suppliers when we need it. Our network and our suppliers' networks may be unable to maintain an acceptable data transmission capability, especially if demands on the platform increase.

        We have started migrating our current clients from CNS version 3 to our new CNS version 4 platform. Failure of the CNS version 4 to perform as expected could lead to client dissatisfaction and loss of business.

Our industry is characterized by rapid technological change that may make our technology and systems obsolete or cause us to incur substantial costs to adapt to these changes.

        To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of the CNS platform and the underlying network infrastructure. If we incur significant costs without adequate results, or are unable to adapt rapidly to technological changes, we may fail to achieve our business plan. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. To be successful, we must adapt to rapid technological change by licensing and internally developing leading technologies to enhance our existing services, developing new products, services and technologies that address the increasingly sophisticated and varied needs of our clients, and responding to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our CNS technology platform and other proprietary technologies involves significant technical and business risks. We may fail to use new technologies effectively or fail to adapt our proprietary technology and systems to client requirements or emerging industry standards.

System failures could reduce the attractiveness of our service offerings.

        We provide commerce, marketing and delivery services to our clients and end-users through our proprietary technology transaction processing and client management systems. These systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the technology and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. Any systems damage or interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenue to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.

        Our systems and operations are vulnerable to damage or interruption from:

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  fire, flood and other natural disasters;

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  operator negligence, improper operation by, or supervision of, employees, physical and electronic break-ins, misappropriation, computer viruses and similar events; and

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  power loss, computer systems failures, and Internet and telecommunications failure.

        We do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

We may become liable to clients who are dissatisfied with our services.

        We design, develop, implement and manage electronic commerce solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenue, adverse end-user reaction and negative publicity or require expensive corrections. As a result, clients who experience these adverse consequences either directly or indirectly as a result of our services could bring claims against us for substantial damages. Any claims asserted could exceed the level of our insurance. The insurance we carry may not continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims that are uninsured, exceed insurance coverage or result in changes to insurance policies, including premium increases, could adversely affect our operating results or financial condition.

Our chief executive officer and key technical employees are critical to our business and if they do not remain with us in the future, we may be unable to effectively replace them.

        Our future success significantly depends on the continued services and performance of our senior management, particularly Joel A. Ronning, our chief executive officer. Our performance also depends on our ability to retain and motivate our key technical employees who are skilled in maintaining our proprietary technology platform. The loss of the services of any of our executive officers or key technical employees could harm our business if we are unable to effectively replace that officer or employee, or if that person should decide to join a competitor or otherwise directly or indirectly compete with us. Further, we may need to incur additional operating expenses and divert other management time in order to search for a replacement. We do not maintain any key person life insurance policies.

We must continually attract and retain technical and other key personnel in order to be able to successfully execute our business strategy.

        Our future success depends on our ability to continue to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, operations, merchandising, sales and marketing and client service personnel. Competition for these personnel is intense, particularly in the Internet industry and we may be unable to successfully attract, assimilate or retain sufficiently qualified personnel. Failure to do so could harm our business growth and ability to achieve profitability. In addition, the market price of our common stock has fluctuated substantially since our initial public offering in August 1998. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer attractively priced may choose not to remain with our organization. In that case, our ability to attract employees will be adversely affected. Finally, should our stock price substantially decline, the retention value of stock options granted since our initial public offering will decline and our employees may choose not to remain with our organization.

Protecting our intellectual property is critical to our success.

        We regard the protection of our trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business, in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We also seek to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets. We pursue the registration of our trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

        The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources.

Claims of infringement of other parties' intellectual property rights could require us to expend significant resources.

        From time to time, we may receive notice of claims of infringement of other parties' proprietary rights. On August 21, 2001, we, along with other defendants, were named as defendants in a patent litigation regarding United States Patent No. 6,014,651 owned by Christopher M. Crawford of Washington, D.C. The case was filed and is pending in the U.S. District Court in the District of Columbia. No substantive actions have taken place as yet in this case. The court has delayed substantive discovery in this case, pending a preliminary determination of the legal scope of Crawford's claim. During this time period, we have monitored the case, but have not taken substantive action. Once the court determines the scope of the claims, we may file for a dismissal of the case if the court's decision is consistent with our and the other defendants' position regarding the interpretation of this patent claim. At this time, Crawford has not made a definitive demand for the resolution of this case.

        On April 25, 2002, we, along with RegSoft.com, Inc., a subsidiary of ours, and Register Now!, a division of ours, and other various defendants, were named as defendants in a patent litigation regarding United States Patent No. 4,500,919 assigned to the Massachusetts Institute of Technology, or MIT, by the inventor William F. Schreiber of Cambridge, Massachusetts. MIT licensed the patent to Electronics for Imaging, Inc., or EFI, and these parties jointly filed a lawsuit in the U.S. District Court in the Eastern District of Texas. The suit is still pending. The parties have conducted limited discovery and have argued their positions with respect to the patent's claim interpretation. Claim interpretation determines the scope of the claims and whether we may be liable based on those claims. The court recently provided its claim interpretation recommendation. We may file for a dismissal of the case pending the outcome of mandatory mediation. We have sought indemnification from vendors and have been indemnified for portions of the potential liability, but remain potentially liable for other portions.

        These claims and any future assertions or prosecutions of claims like this could require us to expend significant financial and managerial resources. The defense of any claims, whether these claims are with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product enhancement delays or require that we develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us or at all. In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, we may be unable to pursue our current business plan.

Claims against us related to the software products that we deliver electronically and the tangible goods that we deliver physically could also require us to expend significant resources.

        Claims may be made against us for negligence, copyright or trademark infringement, products liability or other theories based on the nature and content of software products or tangible goods that we deliver electronically and physically. Because we did not create these products, we are generally not in a position to know the quality or nature of the content of these products. Although we carry general liability insurance and require that our customers indemnify us against end-user claims, our insurance and indemnification measures may not cover potential claims of this type, adequately cover all costs incurred in defense of potential claims, or reimburse us for all liability that may be imposed. Any costs or imposition of liability that are not covered by insurance or indemnification measures could be expensive and time-consuming to address, distract management and delay product deliveries even if we were ultimately successful in the defense of these claims.

Security breaches could hinder our ability to securely transmit confidential information.

        A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Any compromise or elimination of our security could be costly to remedy, damage our reputation and expose us to liability, and dissuade existing and new clients from using our services. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as end-user credit card numbers. A party who circumvents our security measures could misappropriate proprietary information or interrupt our operations.

        We may be required to expend significant capital and other resources to protect against security breaches or address problems caused by breaches. Concerns over the security of the Internet and other online transactions and the privacy of users could deter people from using the Internet to conduct transactions that involve transmitting confidential information, thereby inhibiting the growth of the Internet. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent security breaches could lead to a loss of existing clients and deter potential clients away from our services.

Loss of our credit card acceptance privileges would seriously hamper our ability to process the sale of digital goods.

        The payment by end-users for the purchase of digital goods that we process is typically made by credit card. If we incur significant instances of credit card fraud over an extended period of time, it may result in penalties and termination of our credit card acceptance privileges. Loss of our credit card acceptance privileges would severely impact our ability to process the sale of digital goods where the payment method is by credit card. We may be required to expend significant capital and other resources to protect against these fraudulent transactions.

The listing of our network addresses on anti-spam lists could harm our ability to service our clients and deliver goods over the Internet.

        Certain privacy and anti-email proponents have engaged in a practice of gathering and publicly listing network addresses that they believe have been involved in sending unwanted, unsolicited emails commonly known as spam. In response to user complaints about spam, Internet service providers have from time to time blocked such network addresses from sending emails to their users. If our network addresses mistakenly end up on these spam lists, our ability to provide services for our clients and consummate the sales of digital and physical goods over the Internet could be harmed.

Changes in government regulation could limit our Internet activities or result in additional costs of doing business over the Internet.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. The adoption or modification of laws related to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. Due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the international, federal and state levels. These laws and regulations could cover issues such as:

  •
  user privacy with respect to adults and minors;

  •
  export compliance;

  •
  pricing and taxation;

  •
  fraud;

  •
  advertising;

  •
  intellectual property rights;

  •
  information security; and

  •
  quality of products and services.

        Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our operating results and substantially increase the cost to us of doing business. For example, numerous state legislatures have proposed that tax rules for Internet retailing and catalog sales correspond to enacted tax rules for sales from physical stores. Any requirement that we collect sales tax for each online purchase and remit the tax to the appropriate state authority would be a significant administrative burden to us and possibly depress online sales. This and any other change in laws applicable to the Internet might also require significant management resources to respond appropriately. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain.

Laws relating to user information and online privacy may limit the collection of end-user data for our clients.

        We collect and maintain end-user data for our clients, which subject us to increasing international, federal and state regulation related to online privacy and the use of personal user information. Several states have proposed legislation that would limit the use of personal user information gathered online or require online services to establish privacy policies. In addition, the U.S. Federal Trade Commission, or FTC, has urged Congress to adopt legislation regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites. In the past, the emphasis has been on information obtained from minors. Focus has now shifted to include online privacy protections for adults. These regulations may include requirements that companies establish procedures to, among other things:

  •
  give adequate notice to users regarding information collection and disclosure practices;

  •
  provide users with the ability to have personal information deleted from a company's database;

  •
  provide users with access to their collected personal information and the ability to correct inaccuracies;

  •
  clearly identify affiliations with third parties that may collect information or sponsor activities on another company's Web site; and

  •
  obtain express parental consent prior to collecting and using personal information from children under 13 years of age.

        Bills are also pending in Congress and in various states that address online privacy protections. Laws of this kind require that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information, or provide users with the ability to access, correct and delete personal information stored by us. Even in the absence of these regulations, the FTC has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could limit our collection of demographic and personal information from end-users, which could adversely affect our ability to comprehensively serve our clients.

The adoption and implementation of international laws and regulations applicable to electronic commerce may impair our efforts to expand revenue from international transactions.

        The European Union has adopted a privacy directive that regulates the collection and use of information that identifies an individual person. These regulations may inhibit or prohibit the collection and sharing of personal information in ways that could harm our clients or us. The globalization of Internet commerce may be harmed by these and similar regulations because the European Union privacy directive prohibits transmission of personal information outside the European Union. The United States and the European Union have negotiated an agreement providing a "safe harbor" for those companies who agree to comply with the principles set forth by the U.S. Department of Commerce and agreed to by the European Union. Failure to comply with these principles may result in fines, private lawsuits and enforcement actions. These enforcement actions can include interruption or shutdown of operations relating to the collection and sharing of information pertaining to citizens of the European Union.

        In addition, effective July 1, 2003, the European Union implemented new rules regarding the collection and payment of Value Added Tax, or VAT. These new rules require VAT to be charged on supply delivered over electronic networks, including software and computer services, as well as information and cultural, artistic, sporting, scientific, educational, entertainment and similar services. These services will now be taxed in the country where the purchaser resides rather than where the supplier is located. Historically, suppliers of digital products that existed outside the European Union were not required to collect or remit VAT on digital orders made to purchasers in the European Union. With the implementation of these new rules, we will be required to collect and remit VAT on digital orders received from purchasers in the European Union which will effectively raise the price for these goods by the VAT amount. This price increase could serve to discourage purchasing of our products and services which in turn could adversely affect our operating results and financial condition.

Compliance with future laws imposed on electronic commerce may substantially increase our costs of doing business or otherwise adversely affect our ability to offer our services.

        Because our services are accessible worldwide and we facilitate sales of products to end-users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Laws regulating Internet companies outside of the United States may be less favorable than those in the United States, giving greater rights to consumers, content owners and users. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those provided in the United States. Any failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

        As our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We are qualified to do business only in California, Minnesota and Washington. Failure to qualify as a foreign corporation in a required jurisdiction could subject us to taxes and penalties and could result in our inability to enforce contracts in these jurisdictions.

        In addition, we are subject to United States laws governing the conduct of business with other countries, such as export control laws, which prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the United States. Any significant changes in these laws, particularly an expansion in the export control laws, will increase our costs of compliance and may further restrict our overseas client base.

We intend to continue to expand our international operations and these efforts may not be successful in generating additional revenue.

        We sell software products and services to end-users outside the United States and we intend to continue to expand our international presence. Expansion into international markets, particularly the European and Asia-Pacific regions, requires significant resources that we may fail to recover by generating additional revenue. Conducting business outside of the United States is subject to risks, including:

  •
  changes in regulatory requirements and tariffs;

  •
  uncertainty of application or governing of local laws;

  •
  reduced protection of intellectual property rights;

  •
  difficulties in distribution for international sales;

  •
  higher incidences of credit card fraud and difficulties in accounts receivable collection;

  •
  the burden and cost of complying with a variety of foreign laws; and

  •
  political or economic constraints on international trade or instability.

        We may be unable to successfully and cost effectively market, sell and distribute our services in foreign markets. This may be more difficult or take longer than anticipated especially due to international challenges, such as language barriers, currency exchange issues and the fact that the Internet infrastructure in foreign countries may be less advanced than the United States Internet infrastructure. If we are unable to successfully expand our international operations, or manage this expansion, our operating results and financial condition could be harmed.

New obligations to collect or pay sales tax could substantially increase the cost to us of doing business.

        Currently, we collect sales, use or other similar taxes with respect to electronic software download in states where we believe that we have nexus. The application of sales related taxes to interstate and international sales over the Internet is unclear and evolving. Local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out-of-state companies like ours that engage in electronic commerce. A successful assertion by one or more states or any foreign country that we should collect sales, use or other taxes on the sale of merchandise through our E-Business Services Division or on shipments of software could harm our results of operations. In addition, any failure by an E-Business client to collect obligatory sales or use taxes could cause the relevant jurisdiction to attempt imposing that obligation on us.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

        Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Stock Market rules, has required an increased amount of management attention and external resources. We intend to invest all reasonably necessary resources to comply with evolving corporate governance and public disclosure standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Internet-related stock prices are especially volatile and this volatility may depress our stock price or cause it to fluctuate significantly.

        The stock market, and the trading prices of Internet-related companies in particular, have been notably volatile. This volatility is likely to continue in the short-term and is not necessarily related to the operating performance of affected companies. This broad market and industry volatility could significantly reduce the price of our common stock at any time, without regard to our operating performance. Factors that could cause our stock price in particular to fluctuate include and are not limited to:

  •
  actual or anticipated variations in quarterly operating results;

  •
  announcements of technological innovations;

  •
  the ability to sign new clients and retention of existing clients;

  •
  new products or services that we or our competitors offer;

  •
  changes in financial estimates by securities analysts;

  •
  conditions or trends in the Internet and online commerce industries;

  •
  global unrest and terrorist activities;

  •
  changes in the economic performance and/or market valuations of other Internet or online electronic commerce companies;

  •
  our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  additions or departures of key personnel; and

  •
  sales of our common stock.

Volatility in our stock price may induce securities class-action litigation against us, and the expense of defense could harm our results of operations.

        Beginning in August 2001, we and certain of our officers and directors were named as defendants in several class action shareholder complaints filed in the United States District Court for the Southern District of New York, now consolidated as In re Digital River, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-7355. In the consolidated amended complaint, the plaintiffs allege that we, certain of our officers and directors and the underwriters of our initial public offering, or IPO, violated Section 11 of the Securities Act of 1933 based on allegations that our IPO registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The complaint also contains a claim for violation of Section 10(b) of the Securities Exchange Act of 1934 based on allegations that this omission constituted a deceit on investors. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints, referred to here as the IPO Lawsuits, were filed in the same court against hundreds of other public companies.

        On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. Judge Scheindlin held an initial case management conference on September 7, 2001, at which time she ordered, among other things, that the time for all defendants in the IPO Lawsuits to respond to any complaint be postponed until further order of the court. Thus, we have not been required to answer any of the complaints, and no discovery has been served on us.

        On July 15, 2002, we joined in a global motion to dismiss the IPO Lawsuits filed by all of the issuers (among others). On October 9, 2002, the court entered an order dismissing our named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2003. On February 19, 2003, the court issued a decision denying the motion to dismiss the Section 11 claims against us and almost all of the other issuers and denying the motion to dismiss the Section 10(b) claims against us and many of the other issuers. On June 26, 2003, the plaintiffs in the consolidated IPO Lawsuits currently pending against us and over 300 other issuers who went public between 1998 and 2000, announced a proposed settlement with us and the other issuer defendants. The proposed settlement provides that the insurers of all settling issuers will guarantee that the plaintiffs recover $1 billion from non-settling defendants, including the investment banks who acted as underwriters in those offerings. In the event that the plaintiffs do not recover $1 billion, the insurers for the settling issuers will make up the difference. We believe that we have sufficient insurance coverage to cover the maximum amount that we may be responsible for under the proposed settlement. It is possible that the parties may not reach agreement on the final settlement documents or that the Federal District Court may not approve the settlement in whole or part. We believe that this lawsuit is without merit and intend to defend against it vigorously. However, this litigation, as well as any other securities class-action litigation that might be initiated against us, could result in substantial costs and a diversion of management's attention and resources.

We may need to raise additional capital to achieve our business objectives, which could result in dilution to existing investors.

        We require substantial working capital to fund our business. Even after this offering, if capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or these equity securities may have rights, preferences or privileges senior to those of our common stock. Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base and the growth of sales and marketing. We have had significant operating losses and negative cash flow from operations since inception. Additional financing may not be available when needed, on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which would harm our operating results and adversely affect our ability to achieve profitability.

Provisions of our charter documents, other agreements and Delaware law may inhibit potential acquisition bids for us.

        Certain provisions of our amended and restated certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders.

FORWARD-LOOKING STATEMENTS

        In addition to the historical information contained in this prospectus supplement and the accompanying prospectus, this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page S-2 of this prospectus supplement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q contain a discussion of some of the factors that could contribute to those differences.

USE OF PROCEEDS

        Our net proceeds from the sale of the shares of common stock offered by this prospectus supplement are estimated to be approximately $43,180,000 ($49,628,000 if the over-allotment option is exercised in full), after deducting our estimated offering expenses of approximately $500,000 and underwriting discounts and commissions of $1,155,000 ($1,325,500 if the over-allotment option is exercised in full).

        We currently intend to use the net proceeds from the sale of common stock offered by this prospectus supplement for general corporate purposes, including capital expenditures and to meet working capital needs. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending such uses, we may invest the net proceeds in interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2003, there were 28,502,399 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

Preferred Stock

        Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.

        The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of us, which could depress the market price of our common stock and securities convertible into our common stock.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

        Charter Documents.    Our amended and restated certificate and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our certificate provides for a "classified" board of directors in which only approximately one third of the directors are elected at each annual meeting of stockholders. The certificate also provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our bylaws limit who may call special meetings of the stockholders. Our certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our certificate and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

        Delaware Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

Transfer Agent and Registrar

        Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

DILUTION

        The net tangible book value of our common stock on March 31, 2003 was approximately $33,716,000, or $1.22 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of 2,100,000 shares of common stock offered by this prospectus supplement and after deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value at March 31, 2003 would have been approximately $76,896,000, or $2.58 per share. This represents an immediate increase in net tangible book value of $1.36 per share to existing stockholders and an immediate dilution of $18.77 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$21.35
Net tangible book value per share as of March 31, 2003	$1.22
Increase per share attributable to new investors	1.36
Net tangible book value per share after this offering		2.58(1)
Dilution per share to new investors		$18.77(1)

        The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering. As of March 31, 2003, there were:

  •
  6,536,781 shares of common stock underlying options outstanding at a weighted average exercise price of $7.90 per share;

  •
  1,667 shares of common stock underlying warrants outstanding at a weighted average exercise price of $3.00 per share; and

  •
  157,955(2) shares available for issuance or future grant under our 1998 Stock Option Plan, 3,029,103 shares available for issuance or future grant under our 1999 Stock Option Plan and 255,797(3) shares available for issuance under our 2000 Employee Stock Purchase Plan.

  (1)
  If the over-allotment of 310,000 shares is included, the net tangible book value per shares after the offering would be $2.77 representing an immediate increase to existing stockholders of $1.55 and a dilution to new investors of $18.58.

  (2)
  An additional 2,000,000 shares were approved by our stockholders at the annual meeting held on May 19, 2003 which increased the number of shares available for issuance to 2,157,955.

  (3)
  An additional 600,000 shares were approved by our stockholders at the annual meeting held on May 19, 2003 which increased the number of shares available for issuance to 855,797.

UNDERWRITING

        We have entered into an underwriting agreement with Deutsche Bank Securities Inc., U.S. Bancorp Piper Jaffray Inc. and RBC Dain Rauscher Inc. with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, we have agreed to sell to the underwriters and each underwriter has severally agreed to purchase from us, the number of shares of common stock set forth in the table below. Deutsche Bank Securities Inc. acted as bookrunner for the offering and U.S. Bancorp Piper Jaffray Inc. and RBC Dain Rauscher Inc. served as co-managers for the offering.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.	1,785,000
U.S. Bancorp Piper Jaffray Inc.	189,000
RBC Dain Rauscher Inc.	126,000
Total	2,100,000

        If the underwriters sell more shares than the above number, the underwriters have a 30-day option to buy up to an additional 310,000 shares from us at the public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

        The underwriters propose to offer the shares of common stock at the public offering price on the cover page of this prospectus supplement. In connection with the sale of the shares of common stock offered hereby, the underwriters will be deemed to have received compensation in the form of underwriting discounts.

        We will bear the expenses of the offering which are estimated to be $500,000.

        The following table summarizes the underwriting discounts and commissions we will pay, assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 310,000 shares:

	Per Share	Total
No Exercise	$0.55	$1,155,000
Full Exercise	$0.55	$1,325,500

        We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in that respect.

        We have agreed and our directors and executive officers agreed, subject to certain of our executive officers and directors being able to sell an aggregate of 355,000 shares of our common stock and certain other limited exceptions, not to, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock or enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any of our common stock or other capital stock, whether any such swap or transaction described above is to be settled by delivery of our common stock or other capital stock or other securities, in cash or otherwise, for a period of 90 days after the date of this prospectus supplement. The foregoing will not prohibit us from issuing shares of common stock upon the exercise of any option or warrant or the conversion of a security outstanding on the date of this prospectus supplement or from issuing shares of common stock or options to purchase common stock granted pursuant to employee benefit plans existing on the date of this prospectus supplement.

        The underwriters have advised us that they may make short sales of our common stock in connection with this offering. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offer. The underwriters must close out any such short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilizing bids, that may have the effect of stabilizing or maintaining the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of common stock. Purchases to cover short positions and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

INCORPORATION BY REFERENCE

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of the offering:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  •
  Current Report on Form 8-K filed July 16, 2003; and

  •
  The description of the common stock contained in our Registration Statement on Form 8-A, as filed on July 20, 1998 with the SEC.

        You may access these documents at no cost through our web site at www.digitalriver.com or request a copy of these filings at no cost, by writing or telephoning us at the following address:

Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, MN 55344
(952) 253-1234

        This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements of Digital River, Inc. as of and for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of Ernst &Young LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus for the years ended December 31, 2001 and 2000 have been incorporated by reference in reliance on the report of Arthur Andersen LLP.

PROSPECTUS

$100,000,000

DIGITAL RIVER, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants

        From time to time, we may sell common stock, preferred stock, debt securities and/or warrants.

        We will describe in one or more prospectus supplements the securities we are offering and selling, as well as the specific terms of the securities. You should read this prospectus and any prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is traded on the Nasdaq National Market under the symbol "DRIV." On January 28, 2002, the last reported sale price for our common stock, as reported on the Nasdaq National Market, was $21.63 per share.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2002.

Digital River is our registered trademark. All other trademarks or service marks appearing in this prospectus are the property of their respective owners.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and/or warrants in one or more offerings up to a total dollar amount of $100 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, preferred stock, debt securities or warrants, we will provide a prospectus supplement that will contain more specific information, as set forth below under "The Securities We May Offer." We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Get More Information."

        The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

PROSPECTUS SUMMARY

        The following is a summary of our business and it may not contain all of the information that is important to you. You should carefully read the section entitled "Risk Factors" in this prospectus, as well as our annual report on Form 10-K for the year ended December 31, 2000 for more information on our business and the risks involved in investing in our stock.

DIGITAL RIVER

Overview

        We are a provider of comprehensive electronic commerce outsourcing solutions. We were incorporated in Minnesota in February 1994 and commenced offering products for sale through our clients' Web stores in August 1996. We reincorporated into Delaware in December 1997. As an application service provider, we enable our clients to access our proprietary electronic commerce system over the Internet. We have developed a technology platform that allows us to provide a suite of electronic commerce services, including Web commerce development and hosting, transaction processing, fraud screening, digital delivery, integration to physical fulfillment and customer service. We also provide analytical marketing and merchandising services to assist clients in increasing Web page view traffic to, and sales through, their Web commerce systems. We provide an outsourcing solution that allows our clients to promote their own brands while leveraging our investment in infrastructure and technology. Our Software and Digital Commerce Services Division serves the software and digital products market, and our E-Business Services Division serves manufacturers, distributors and retailers outside the software industry. Our clients include 3M Company, Autodesk, Inc., Fujitsu Ltd., Major League Baseball, MicroWarehouse, Inc., ScanSoft, Inc. and Symantec Corporation.

        Our proprietary commerce network server, or CNS, technology serves as the platform for our solutions. The CNS incorporates custom software applications that enable Web store authoring, electronic software delivery, fraud prevention, export control, merchandising programs and online registration, and features a database of more than 100,000 software and digital products. Using our CNS platform, we create Web commerce systems for our clients that replicate the look and feel of each client's Web site. End-users enter the client site and are then seamlessly transferred to our CNS. End-users can then browse for products and make purchases online, and once purchases are made, we either deliver the products digitally to the end-user through the Internet or communicate the order through its integration into a number of third-party fulfillment agencies for physical fulfillment. We also provide transaction-processing services and collect and maintain critical information about end-users. This information can later be used by our clients to facilitate add-on or upgrade sales and for other direct marketing purposes. We actively manage direct marketing campaigns for our clients, and also deliver purchase information and Web store traffic statistics to our clients through online reporting.

Recent Developments

        On December 28, 2001, pursuant to an asset purchase agreement dated as of December 28, 2001 among Digital River, Network Commerce Inc., and Freemerchant.com, Inc., we purchased certain assets and assumed certain liabilities of Network Commerce related to the Freemerchant.com business line in exchange for cash in the amount of $875,000. The asset purchase agreement includes a contingent earn-out whereby Network Commerce can receive additional cash earn-out payments of up to $870,000 based upon the revenue generated by the Freemerchant.com business over the 10 month period following the closing.

        On January 24, 2002, pursuant to an asset purchase agreement dated as of January 24, 2002 between Digital River and Beyond.com Corporation, we agreed to purchase certain assets and assumed certain liabilities of Beyond.com related to Beyond.com's business of managing online stores for companies and providing computer software to government agencies. The acquisition is subject to certain conditions set forth in the asset purchase agreement, including the approval of the United States Bankruptcy Court. The asset purchase agreement provides for Beyond.com to receive shares of Digital River's common stock, valued at $7.5 million, and $3.5 million in cash. The consideration will be reduced by $57,000 for each full week between December 31, 2001 and the closing of the acquisition and reduced further by amounts set forth in the asset purchase agreement if certain customers of Beyond.com terminate or fail to renew their contracts with Beyond.com or take certain other actions prior to the closing. The Purchase Agreement includes contingent earn-out provisions whereby Beyond.com can receive additional shares of our common stock valued at $500,000 if 90% or more of specified customers of Beyond.com enter into 12 month contracts with Digital River within 60 days of the closing and an additional $1,000,000 if a specified customer of Beyond.com enters into a 12 month contract within 60 days following the closing. The Purchase Agreement also provides for certain resale registration rights with respect to the shares of Digital River's common stock to be issued thereunder.

        References in the prospectus to "Digital River," "we," "our," "us" and the "Company" refer to Digital River, Inc., a Delaware corporation and its subsidiaries. Our executive offices are located at 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota 55344. Our telephone number is (952) 253-1234. Information contained on our Web site does not constitute part of this prospectus.

THE SECURITIES WE MAY OFFER

        We may offer up to $100 million of common stock, preferred stock, debt securities and/or warrants from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

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  designation or classification;

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  maturity;

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  redemption terms;

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  interest rate or dividends;

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  listing on a securities exchange;

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  sinking fund terms;

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  amount payable at maturity;

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  currency of payments;

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  conversion or exchange rights; and

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  voting or other rights.

        The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

        We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

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  the names of those agents or underwriters;

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  applicable fees, discounts and commissions to be paid to them; and

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  the net proceeds to us.

Common Stock

        We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

Preferred Stock

        We may issue shares of our preferred stock in one or more series and will determine the dividend, voting and conversion rights and other provisions at the time of sale.

Debt Securities

        We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into our common stock or preferred stock. Conversion may be mandatory or at the holder's option and would be at specified conversion rates.

        The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement or will be incorporated by reference from reports we file with the SEC.

Warrants

        We may issue warrants for the purchase of common stock, preferred stock or debt securities.

RISK FACTORS

        In addition to the other information included or incorporated by reference in this prospectus and any prospectus supplements, you should carefully consider the following risk factors before making an investment decision:

WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES AND WE HAVE YET TO ACHIEVE PROFITABILITY.

        We were incorporated in February 1994 and conducted our first online sale through a client's Web store in August 1996. We have not yet achieved profitability and have incurred significant losses since we were formed. As of September 30, 2001, we had an accumulated deficit of approximately $99.6 million. Our limited operating history makes it difficult for you to evaluate our ability to achieve profitability in the future.

        The success of our business model depends upon our success in generating sufficient transaction and service fees from the use of our e-commerce solutions by existing and future clients. Accordingly, we must maintain existing, and develop new relationships, with software publishers, online retailers and E-business clients. To achieve this goal, we intend to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. As a result of these expenditures, we expect operating losses and negative cash flows to continue for the near future and may increase from current levels. If we are unable to maintain existing, and develop new, client relationships, we will not generate a profitable return on our investments and we will be unable to gain meaningful market share to justify these investments. Further, we may be unable to achieve profitability if our revenues increase slower than expected, or if operating expenses exceed our expectations and cannot be adjusted to compensate for lower than expected revenues. Even if we are able to achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

OUR OPERATING RESULTS HAVE FLUCTUATED IN THE PAST AND ARE LIKELY TO CONTINUE TO DO SO, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO BE VOLATILE.

        Our quarterly and annual operating results have fluctuated significantly in the past and are likely to continue to do so in the future due to a variety of factors, some of which are outside our control. As a result, we believe that quarter-to-quarter and year-to-year comparisons of our revenues and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. If our annual or quarterly operating results fail to meet the expectations of securities analysts and investors, the trading price of our common stock will likely decline. Some of the factors that have or may contribute to fluctuations in our quarterly and annual operating results include:

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  our ability to attract and retain software publishers and online retailers as clients;

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  our ability to attract and retain E-Business clients;

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  the introduction of new Web sites, Web stores or services by us that may require a substantial investment of our resources;

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  the introduction of competitive Web sites, Web stores or services by others;

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  slower than anticipated growth of the online market as a vehicle for the purchase of software products;

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  our ability to continue to upgrade and develop our systems and infrastructure to meet emerging market needs and remain competitive in our service offerings;

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  technical difficulties or system downtime leading to termination of client contracts and harm to our reputation;

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  our ability to retain and attract personnel commensurate with our business needs; and

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  the cost of compliance with U.S. and foreign regulations relating to our business.

        In addition, revenues generated by our Software and Digital Commerce Services Division are likely to fluctuate on a seasonal basis that is typical for the software publishing market in general. We believe that our first and fourth quarters are seasonally stronger than our second and third quarters due to the timing of demand of tax preparation software and the Christmas selling period. We also believe that software publishers avoid new product releases in the summer months.

        Our operating expenses, which include sales and marketing, product research and development, general and administrative expenses and amortization of intangible assets, are based on our expectations of future revenues and are relatively fixed in the short term. If our revenues for a quarter fall below our expectations and we are unable to quickly reduce spending in response, our operating results for that quarter would be harmed. In addition, the operating results of companies in the e-commerce industry have in the past experienced significant quarter-to-quarter fluctuations that may adversely affect our stock price.

A LOSS OF ANY CLIENT THAT ACCOUNTS FOR A LARGE PORTION OF OUR REVENUES COULD CAUSE OUR REVENUES TO DECLINE.

        Revenues related to three software publisher clients collectively accounted for approximately 20% of our revenues in 1999 and approximately 12% of our revenues in 2000. One software publisher client, Symantec Corporation, accounted for approximately 13% of our revenues for the nine month period ending September 30, 2001. Contracts with these clients are generally short term in nature. If any one of these contracts is not renewed or otherwise terminates, and if we are unable to replace it with other client agreements, our revenues would decline and our losses would likely increase. It is important to our success that we maintain these client relationships and, at the same time, develop new client relationships.

THE SUCCESS OF OUR BUSINESS STRATEGY AND OUR FUTURE REVENUE GROWTH DEPENDS ON INCREASING CONSUMER ACCEPTANCE OF THE INTERNET AS A MEDIUM OF COMMERCE.

        The failure of the Internet to continue developing into a significant commercial medium would harm our ability to increase our revenues and execute our business strategy. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by end-users. Rapid growth in the use of and interest in the Internet and other online services is a recent development. The acceptance and use of the Internet and other online services may not continue to develop and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. We rely on purchasers who have historically used traditional means of commerce to purchase goods or transact business. If we are to be successful, these purchasers must accept and use the Internet as a means of purchasing goods and services and exchanging information and we cannot predict the rate at which these purchasers will do so.

OUR SALES CYCLE IS LENGTHY, WHICH MAY CAUSE US TO INCUR SUBSTANTIAL EXPENSES AND EXPEND MANAGEMENT TIME WITHOUT GENERATING CORRESPONDING REVENUES, WHICH WOULD IMPAIR OUR CASH FLOW.

        We market our services directly to software publishers, online retailers and E-Business prospects. These relationships are typically complex and take time to finalize. Due to operating procedures in many large organizations, a significant amount of time may pass between selection of our products and services by key decision-makers and the signing of a contract. The period between the initial sales call and the signing of a contract with significant sales potential is difficult to predict and typically ranges from six to 12 months. If at the end of a sales effort a prospective client does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenues. As a result, our cash flow and our ability to fund expenditures incurred during the sales cycle may be impaired.

GENERAL ECONOMIC UNCERTAINTY MAY REDUCE OUR REVENUES.

        The revenue growth and profitability of our business depends significantly on the overall demand for Internet-based e-commerce solutions. We believe that the market for these solutions may be adversely affected by a number of factors, including reductions in capital expenditures by clients and overall weakening of the U.S. and foreign economies. These factors may, in turn, give rise to a number of market trends that may slow our revenue growth, including:

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  longer sales cycles;

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  deferral or delay of e-commerce projects and generally reduced expenditures for e-commerce solutions and related services; and

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  increased price competition.

        If the current economic slowdown continues, the effects of the slowdown for e-commerce solutions could reduce our revenues and limit our ability to meet our profitability goals.

IMPLEMENTING OUR ACQUISITION STRATEGY COULD RESULT IN DILUTION AND OPERATING DIFFICULTIES.

        We have acquired, and intend to continue acquiring, businesses, technologies, services or products that we believe are strategic, such as businesses that provide outsourcing services to software publishers. The process of integrating an acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired business also may disrupt our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. Moreover, the anticipated benefits of any acquisition may not be realized. If a significant number of clients of the acquired businesses cease doing business with us, we would experience lost revenues, and any synergies from the acquisition may be lost. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, amortization expenses of intangible assets or impairment of goodwill.

ELECTRONIC SOFTWARE DELIVERY, OR ESD, IS STILL AN EVOLVING AND UNPROVEN TECHNOLOGY AND THE INDUSTRY MAY ULTIMATELY FAIL TO ACCEPT ESD.

        Our success will depend in large part on the growth in end-user acceptance of ESD as a method of distributing software products. ESD is a relatively new method of distributing software products to end-users, and unless ESD gains widespread market acceptance, we will be unable to achieve our business plan. Factors that will influence the market acceptance of ESD include:

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  the availability of sufficient bandwidth, both presently and in the future, to enable purchasers to rapidly download software products;

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  the cost of time-based Internet access;

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  the number and adequacy of software products that are available for purchase through ESD as compared to those available through physical delivery; and

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  the level of end-user comfort with the process of downloading software via the Internet, including the ease of use and lack of concern about transaction security.

        Even if ESD achieves widespread acceptance, we may be unable to overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Our failure to do so would also impair our ability to execute our business plan.

THE GROWTH OF THE MARKET FOR OUR SERVICES DEPENDS ON THE DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE.

        Our business is based on delivering services over the Internet, and the success of our business therefore depends on the development and maintenance of a sound Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable Internet access and services. Our ability to increase the speed and scope of our services is limited by, and depends upon, the speed and reliability of both the Internet and our clients' internal networks. Consequently, as Internet usage increases, the growth of the market for our services depends upon improvements being made to the Internet as well as to individual client's networking infrastructures to alleviate overloading and congestion. In addition, any delays in the adoption of new standards and protocols required to govern increased levels of Internet activity or increased governmental regulation may have a detrimental effect on the Internet infrastructure.

OUR FAILURE TO ATTRACT AND RETAIN SOFTWARE PUBLISHERS AS CLIENTS WOULD CAUSE OUR REVENUES TO DECLINE.

        Our Software and Digital Commerce Services Division generates revenues by providing outsourced services to software publishers. If we cannot develop and maintain satisfactory relationships with software publishers on acceptable commercial terms, we would likely experience a decline in revenues. We also depend on our software publisher clients creating and supporting software products that end-users will purchase. If we are unable to obtain sufficient quantities of software for any reason or if the quality of service provided by these software publishers falls below a satisfactory level, we could also experience a decline in revenues and client satisfaction, and our reputation could be harmed. Our contracts with our software publisher clients are generally one year in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice at least 90 days before the end of the contract. As is common in our industry, we have no long-term or exclusive contracts or arrangements with any software publishers that guarantee the availability of software products. Software publishers that currently supply software to us may not continue to do so and we may be unable to establish new relationships with software publishers to supplement or replace existing relationships.

OUR BUSINESS PLANS DEPEND ON INCREASING REVENUES FROM E-BUSINESS CLIENTS.

        The success of our business strategy depends upon increasing fee and service revenues from the sale of non-software products for E-Business clients. Since initiating sales of electronic commerce outsourcing services in 1999, our E-Business Services Division has incurred only net losses. We have made substantial investments in technology and infrastructure and we may not succeed in establishing and maintaining sufficient relationships with E-Business clients to offset these expenses. If we are unable to develop and expand our relationships with E-Business services clients, we will fail to grow revenues as projected.

BECAUSE THE ELECTRONIC COMMERCE INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

        The market for Internet-based, e-commerce solutions is extremely competitive and we may find ourselves unable to compete effectively. Because there are relatively low barriers to entry in the

e-commerce market, we expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. In addition, our clients and partners may become competitors in the future. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and a decrease or loss of our market share, any of which reduce our revenues. We face competition from the following sources:

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  in-house development of e-commerce capabilities;

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  other providers of outsourced electronic commerce solutions;

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  software publishers and online retailers who have or may choose to make substantial initial and ongoing investments in order to develop and manage their own e-commerce sites, and who may decide to market this capability to other companies;

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  system integrators and application service providers that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions, such as Corio, Inc. and US Internetworking;

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  companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing, including BroadVision Corporation and CyberSource Corporation;

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  companies that sell, distribute or rent software products over the Internet;

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  high-traffic, branded Web sites that derive a substantial portion of their revenues from e-commerce and may themselves offer, or provide means for others to offer, software products, such as Amazon.com, Inc. and Global Sports, Inc.; and

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  traditional channels and methods of retail and corporate software sales, such as mail order catalogs and retail superstores.

        Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software, services, and e-commerce solutions, larger technical staffs, larger customer bases, more established distribution channels and customer relationships, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop services that are superior to our services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs. Our inability to compete successfully against current and future competitors could cause our revenues to decline.

SECURITY BREACHES COULD HINDER OUR ABILITY TO SECURELY TRANSMIT CONFIDENTIAL INFORMATION.

        A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Any compromise or elimination of our security could be costly to remedy, damage our reputation and expose us to liability, and dissuade existing and new clients from using our services. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as end-user credit card numbers. A party who circumvents our security measures could misappropriate proprietary information or interrupt our operations.

        We may be required to expend significant capital and other resources to protect against security breaches or to address problems caused by breaches. Concerns over the security of the Internet and other online transactions and the privacy of users could deter people from using the Internet to conduct transactions that involve transmitting confidential information, thereby inhibiting the growth of the Internet. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent security breaches could lead to a loss of existing clients and deter potential clients away from our services.

LOSS OF OUR CREDIT CARD ACCEPTANCE PRIVILEGES WOULD SERIOUSLY HAMPER OUR ABILITY TO PROCESS THE SALE OF DIGITAL GOODS.

        The payment by end-users for the purchase of digital goods that we process is typically made by credit card. If we incur significant instances of credit card fraud over an extended period of time, it may result in penalties and termination of our credit card acceptance privileges. Loss of our credit card acceptance privileges would severely impact our ability to process the sale of digital goods where the payment method is by credit card. We may be required to expend significant capital and other resources to protect against these fraudulent transactions.

WE HAVE EXPERIENCED RAPID GROWTH AND FAILURE TO PROPERLY MANAGE AND SUSTAIN OUR EXPANSION EFFORTS COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

        Our ability to successfully offer services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have rapidly and significantly expanded our operations. From January 1 to September 30, 2001, we increased our number of employees from 381 to 506 and we anticipate that further significant expansion will be required to address potential growth in our client base and market opportunities. Failure to properly manage this expansion could place a significant strain on our managerial, operational and financial resources. Our new employees include a number of key managerial, technical and operations personnel whom we have not yet fully integrated. We expect to add additional key personnel in the near future, including direct sales, marketing, financial and technical personnel. To manage the expected growth of our operations and personnel, we will be required to:

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  improve existing and implement new operational, financial and management controls, reporting systems and procedures;

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  install new management information systems; and

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  train, motivate, retain and manage our employees.

        We may be unable to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may be inadequate to support our future operations. In addition, we may be unable to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities.

FAILURE TO DEVELOP OUR TECHNOLOGY TO ACCOMMODATE INCREASED CNS TRAFFIC COULD REDUCE DEMAND FOR OUR SERVICES AND IMPAIR THE GROWTH OF OUR BUSINESS.

        We periodically enhance and expand our technology and transaction-processing systems, and network infrastructure and other technologies to accommodate increases in the volume of traffic on the CNS. Our inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to manage increased traffic on the CNS may cause unanticipated systems disruptions, slower response times and degradation in client services, including impaired quality and speed of order fulfillment. Failure to manage increased traffic could harm our reputation and significantly reduce demand for our services, which would impair the growth of our business. We may be unable to improve and increase the capacity of our network infrastructure sufficiently or anticipate and react to expected increases in the use of the CNS to handle increased volume. In addition, additional network capacity may not be available from third-party suppliers when we need it. Our network and our suppliers' networks may be unable to maintain an acceptable data transmission capability, especially if demands on the CNS increase.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE THAT MAY MAKE OUR TECHNOLOGY AND SYSTEMS OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.

        To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our CNS and the underlying network infrastructure. If we incur significant costs without adequate results, or are unable to adapt rapidly to technological changes, we may fail to achieve our business plan. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. To be successful, we must adapt to rapid technological change by licensing and internally developing technologies to enhance our existing services, developing new products, services and technologies that address the increasingly sophisticated and varied needs of our clients, and responding to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our CNS technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or adapt our proprietary technology and systems to client requirements or emerging industry standards.

SYSTEM FAILURES COULD REDUCE THE ATTRACTIVENESS OF OUR SERVICE OFFERINGS.

        We provide commerce, marketing and delivery services to our clients and end-users through our CNS transaction processing and client management systems. These systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the CNS and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. Any damage to, or systems interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenues to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.

        Our systems and operations are vulnerable to damage or interruption from:

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  fire, flood and other natural disasters;

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  operator negligence, improper operation by, or supervision of, employees, physical and electronic break-ins, misappropriation, computer viruses and similar events; and

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  power loss, computer systems failures, and Internet and telecommunications failure.

        We presently have no offsite back-up facilities and do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

WE MAY BECOME LIABLE TO CLIENTS WHO ARE DISSATISFIED WITH OUR SERVICES.

        We design, develop, implement and manage e-commerce solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenues, adverse end-user reaction and negative publicity or require expensive corrections. As a result, clients who experience these adverse consequences either directly or indirectly as a result of our services could bring claims against us for substantial damages. Any claims asserted could exceed the level of our insurance. The insurance we carry may not continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims that are uninsured, exceed insurance coverage or result in changes to insurance policies, including premium increases, could adversely affect our operating results or financial condition.

OUR CHIEF EXECUTIVE OFFICER AND KEY TECHNICAL EMPLOYEES ARE CRITICAL TO OUR BUSINESS AND IF THEY DO NOT REMAIN WITH US IN THE FUTURE, WE MAY BE UNABLE TO EFFECTIVELY REPLACE THEM.

        Our future success significantly depends on the continued services and performance of our senior management, particularly Joel A. Ronning, our chief executive officer and member of the office of the president. Our performance also depends on our ability to retain and motivate our key technical employees who are skilled in maintaining the CNS. The loss of the services of any of our executive officers or key technical employees could harm our business if we are unable to effectively replace that officer or employee, or if that person should decide to join a competitor or otherwise directly or indirectly compete with us. Further, we may need to incur additional operating expenses and divert other management time in order to search for a replacement. We do not maintain any key person life insurance policies.

WE MUST CONTINUALLY ATTRACT AND RETAIN TECHNICAL AND OTHER KEY PERSONNEL IN ORDER TO BE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGY.

        Our future success depends on our ability to continue to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, operations, merchandising, sales and marketing and client service personnel. Competition for this personnel is intense, particularly in the Internet industry and we may be unable to successfully attract, assimilate or retain sufficiently qualified personnel. Failure to do so could harm our business growth and ability to achieve profitability. In addition, the market price of our common stock has fluctuated substantially since our initial public offering in August 1998. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer attractively priced may choose not to remain with our organization. In that case, our ability to attract employees will be adversely affected. Finally, should our stock price substantially decline, the retention value of stock options granted since our initial public offering will decline and our employees may choose not to remain with our organization.

PROTECTING OUR INTELLECTUAL PROPERTY IS CRITICAL TO OUR SUCCESS.

        We regard the protection of our trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We also seek to protect our proprietary position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business.

Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets. We pursue the registration of our trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

        The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources.

CLAIMS OF INFRINGEMENT OF OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS COULD REQUIRE US TO EXPEND SIGNIFICANT RESOURCES.

        From time to time, we may receive notice of claims of infringement of other parties' proprietary rights. Recently, an action was brought against us by Christopher M. Crawford in the U.S. District Court in the District of Columbia, alleging infringement of certain patents owned by Mr. Crawford. We believe that we have meritorious defenses to, and intend to vigorously defend these claims.

        This claim and any future assertions or prosecutions of claims like this could require us to expend significant financial and managerial resources. The defense of any claims, whether these claims are with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product enhancement delays or require that we develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us or at all. In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, we may be unable to pursue our current business plan.

CLAIMS AGAINST US RELATED TO THE SOFTWARE PRODUCTS THAT WE DELIVER ELECTRONICALLY COULD ALSO REQUIRE US TO EXPEND SIGNIFICANT RESOURCES.

        Claims may be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of software products that we deliver electronically and are subsequently distributed to others. Because we did not create these software products, we are generally not in a position to know the quality or nature of the content of these products. Although we carry general liability insurance, our insurance may not cover potential claims of this type, adequately cover all costs incurred in defense of potential claims or indemnify us for all liability that may be imposed. Any costs or imposition of liability that are not covered by insurance or in excess of insurance coverage could be expensive and time-consuming to address, distract management and delay product deliveries even if we were ultimately successful in the defense of these claims.

CHANGES IN GOVERNMENT REGULATION COULD LIMIT OUR INTERNET ACTIVITIES OR RESULT IN ADDITIONAL COSTS OF DOING BUSINESS OVER THE INTERNET.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. The adoption or modification of laws related to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. Due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as:

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  user privacy with respect to adults and minors;

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  pricing and taxation;

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  fraud;

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  advertising;

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  intellectual property rights;

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  information security; and

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  quality of products and services.

        Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our operating results and substantially increase the cost to us of doing business. It may also require significant management resources to respond to any changes in these laws. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain.

LAWS RELATING TO USER INFORMATION AND ONLINE PRIVACY MAY LIMIT THE COLLECTION OF END-USER DATA FOR OUR CLIENTS.

        We collect and maintain end-user data for our clients, which subjects us to increasing federal and state regulation related to online privacy and the use of personal user information. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. In addition, the U.S. Federal Trade Commission, or the FTC, is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on information obtained from minors. These regulations may include requirements that companies establish procedures to, among other things:

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  give adequate notice to users regarding information collection and disclosure practices;

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  provide users with the ability to have personal information deleted from a company's database;

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  provide users with access to their collected personal information and the ability to correct inaccuracies;

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  clearly identify affiliations with third parties that may collect information or sponsor activities on another company's Web site; and

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  obtain express parental consent prior to collecting and using personal information from children under 13 years of age.

        Bills are also pending in Congress that would improve online privacy protections for adults. Laws of this kind require that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information, or provide users with the ability to access, correct and delete personal information stored by us. Even in the absence of these regulations, the FTC has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could limit our collection of demographic and personal information from end-users, which could adversely affect our ability to comprehensively serve our clients.

THE ADOPTION AND IMPLEMENTATION OF INTERNATIONAL LAWS AND REGULATIONS APPLICABLE TO E-COMMERCE MAY IMPAIR OUR EFFORTS TO EXPAND REVENUES FROM INTERNATIONAL TRANSACTIONS.

        The European Union has adopted a privacy directive that regulates the collection and use of information that identifies an individual person. These regulations may inhibit or prohibit the collection and sharing of personal information in ways that could harm our clients or us. The globalization of Internet commerce may be harmed by these and similar regulations because the European Union privacy directive prohibits transmission of personal information outside the European Union unless the receiving country has enacted individual privacy protection laws at least as strong as those enacted by the European Union privacy directive. The United States and the European Union have not yet resolved this matter, and they may not ever do so, in a manner favorable to our clients or us.

FUTURE LAWS IMPOSED ON E-COMMERCE MAY SUBSTANTIALLY INCREASE THE COSTS OF DOING BUSINESS OR OTHERWISE ADVERSELY AFFECT OUR ABILITY TO OFFER OUR SERVICES.

        Because our services are accessible worldwide and we facilitate sales of products to end-users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Laws regulating Internet companies outside of the United States may be less favorable than those in the United States, giving greater rights to consumers, content owners and users. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those provided in the United States. Any failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

        In addition, as our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We are qualified to do business only in California, Connecticut, Minnesota and Washington. Failure to qualify as a foreign corporation in a required jurisdiction could subject us to taxes and penalties and could result in our inability to enforce contracts in these jurisdictions.

WE INTEND TO CONTINUE TO EXPAND OUR INTERNATIONAL OPERATIONS AND THESE EFFORTS MAY NOT BE SUCCESSFUL IN GENERATING ADDITIONAL REVENUES.

        We sell software products and services to end-users outside the United States and we intend to continue to expand our international presence. Expansion into international markets, particularly Europe, requires significant resources that we may fail to recover by generating additional revenues. Conducting business outside of the United States is subject to risks, including:

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  changes in regulatory requirements and tariffs;

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  uncertainty of application or governing of local laws;

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  reduced protection of intellectual property rights;

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  difficulties in distribution for international sales;

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  higher incidences of credit card fraud and difficulties in accounts receivables collection;

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  the burden and cost of complying with a variety of foreign laws; and

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  political or economic constraints on international trade or instability.

        We may be unable to successfully and cost effectively market, sell and distribute our services in foreign markets. This may be more difficult or take longer than anticipated especially due to international challenges, such as language barriers, currency exchange issues and the fact that the Internet infrastructure in foreign countries may be less advanced than the U.S. Internet infrastructure. If we are unable to successfully expand our international operations, or manage this expansion, our operating results and financial condition could be harmed.

NEW OBLIGATIONS TO COLLECT OR PAY SALES TAX COULD SUBSTANTIALLY INCREASE THE COST TO US OF DOING BUSINESS.

        We do not currently collect sales, use or other similar taxes with respect to ESD or shipments of software products into states other than California, Minnesota and Washington. The application of sales tax to interstate and international sales over the Internet is unclear and evolving. Local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out-of-state companies like ours that engage in electronic commerce. A successful assertion by one or more states or any foreign country that we should collect sales, use or other taxes on the sale of merchandise through our E-Business Services Division or on shipments of software could harm our results of operations. In addition, any failure by an E-Business client to collect obligatory sales or use taxes could cause the relevant jurisdiction to attempt imposing that obligation on us.

INTERNET-RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE OR CAUSE IT TO FLUCTUATE SIGNIFICANTLY.

        The stock market, and the trading prices of Internet-related companies in particular, have recently been notably volatile. This volatility is likely to continue in the short-term and is not necessarily related to the operating performance of affected companies. This broad market and industry volatility could significantly reduce the price of our common stock at any time, without regard to our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Factors that could cause our stock price in particular to fluctuate include:

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  actual or anticipated variations in quarterly operating results;

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  announcements of technological innovations;

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  new products or services that we or our competitors offer;

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  changes in financial estimates by securities analysts;

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  conditions or trends in the Internet and online commerce industries;

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  changes in the economic performance and/or market valuations of other Internet or online e-commerce companies;

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  our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  additions or departures of key personnel; and

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  sales of our common stock.

        Beginning in July 2001, we and certain of our officers and directors were named as defendants in two class action shareholder complaints filed in the United States District Court for the Southern District of New York. Similar complaints were filed in the same Court against numerous public companies that conducted initial public offerings of their common stock since the mid-1990s. On August 8, 2001, these lawsuits were consolidated for pretrial purposes. An initial case management conference was held on September 7, 2001, at which time the Court ordered, among other things, that the time for all defendants to respond to any complaint be postponed until further order of the Court. Thus, we have not been required to answer any of the complaints, and no discovery has been served on us. We believe these lawsuits are without merit and intend to defend against them vigorously. This litigation, as well as any other litigation that might be instituted, could result in substantial costs and a diversion of management's attention and resources.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO ACHIEVE OUR BUSINESS OBJECTIVES, WHICH COULD RESULT IN DILUTION TO EXISTING INVESTORS.

        We require substantial working capital to fund our business. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or these equity securities may have rights, preferences or privileges senior to those of our common stock. We have had significant operating losses and negative cash flow from operations since inception and expect to continue to do so for the near future. We believe that our existing capital resources will be sufficient to meet our capital requirements for at least the next 18 months. However, our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base and the growth of sales and marketing. Additional financing may not be available when needed, on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which would harm our operating results and adversely affect our ability to achieve profitability.

PROVISIONS OF OUR CHARTER DOCUMENTS, OTHER AGREEMENTS AND DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR US.

        Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third-party to acquire us, even if a change in control would be beneficial to our stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

        No historical ratio of earnings to fixed charges is being presented because Digital River has recorded operating losses for all periods presented and the ratio, if presented, would be negative. Digital River has not had any material interest expense and the interest attributable to operating leases has not been significant. Therefore, the interest coverage deficiency is not material.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including capital expenditures and to meet working capital needs. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, such as the transactions described under "Prospectus Summary—Digital River—Recent Developments." Pending such uses, we may invest the net proceeds in interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and we do not anticipate paying cash dividends for the foreseeable future.

FORWARD-LOOKING STATEMENTS

        In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page 6 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report and Quarterly Reports contain a discussion of some of the factors that could contribute to those differences.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        As of January 28, 2002, there were 26,485,662 shares of common stock issued and outstanding.

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

Preferred Stock

        Pursuant to our Amended and Restated Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.

        We will fix the rights, preferences, privileges, limitations and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement that includes this prospectus the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

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  the title and stated value;

  •
  the number of shares we are offering;

  •
  the liquidation preference per share;

  •
  the purchase price per share;

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  the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

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  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

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  our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

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  the procedures for any auction and remarketing, if any;

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  the provisions for a sinking fund, if any;

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  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

  •
  any listing of the preferred stock on any securities exchange or market;

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  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

  •
  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

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  voting rights, if any, of the preferred stock;

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  preemption rights, if any;

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  restrictions on transfer, sale or other assignment, if any;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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  any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

  •
  any other specific terms, rights, preferences, privileges, limitations or restrictions of the preferred stock.

        When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

        The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of us, which could depress the market price of our common stock and securities convertible into our common stock.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

        Charter Documents.    Our Amended and Restated Certificate and Amended and Restated Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our Certificate provides for a "classified" board of directors in which only approximately one third of the directors are elected at each annual meeting of stockholders. The Certificate also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our Bylaws limit who may call special meetings of the stockholders. Our Certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our Certificate and Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

        Delaware Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

DESCRIPTION OF DEBT SECURITIES

        Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

        The prospectus supplement will describe the particular terms of any debt securities we may offer. The following is a summary of the material provisions of the debt securities and the indentures. For further information about the indentures and the debt securities, you should read the indentures and the description of the debt securities included in the prospectus supplement.

General

        The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A summary description of the subordination provisions is provided below under the caption "Terms of the Subordinated Debt Securities—Subordination." In general, however, if we declare bankruptcy, the senior debt securities will be paid in full before the subordinated debt securities will receive anything.

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

        We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

        You should look in the prospectus supplement for the following terms of the debt securities being offered:

  •
  the debt securities' designation;

  •
  the aggregate principal amount of the debt securities;

  •
  the percentage of their principal amount (the price) at which the debt securities will be issued;

  •
  the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

  •
  the rate or rates, if any, per year at which the debt securities will bear interest, or the method of determining such rate or rates;

  •
  the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

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  the right, if any, to extend the interest payment periods and the duration of that extension;

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  the names and duties of any co-trustees, depositories, authorizing agents, transfer agents or registrars for any series;

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  information describing any book-entry features;

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  authorized denominations, if other than $1,000 and integral multiples of $1,000;

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  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

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  the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

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  if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;

  •
  if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Terms of the Senior Debt Securities—Discharge and Defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

  •
  provisions for a sinking fund purchase or other analogous fund, if any;

  •
  the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

  •
  the form of the debt securities;

  •
  any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

  •
  the terms and conditions, if any, upon which we may have to repay the debt securities early at your option and the price or prices in the currency or currency unit in which the debt securities are payable;

  •
  the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

  •
  whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

  •
  the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party; and

  •
  any other terms of the debt securities, including any additional events of default or covenants or changes to the subordination provisions provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

        You may present debt securities for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

        Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

        We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Terms of the Senior Debt Securities

  Covenants

        Financial Information.    We will file with the trustee, within 15 days after we are required to file the same under the Securities Exchange Act of 1934, copies of the annual reports and the information, documents and other reports to be filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. We intend to file all such reports, information and documents with the SEC, whether or not required by Section 13(a) or 15(d), and will send copies to the trustee within such 15 day period.

        Consolidation, Merger and Sale of Assets.    We may not consolidate with, merge with or into, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our property and assets as an entirety or substantially an entirety in one transaction or a series of related transactions to any person (other than a consolidation with or merger with or into or a sale, conveyance, transfer, lease or other disposition to a wholly-owned subsidiary with a positive net worth; provided that, in connection with any merger with a wholly-owned subsidiary, no consideration other than common stock in the surviving person or our common stock shall be issued or distributed to our stockholders) or permit any person to merge with or into us unless:

  •
  we are the continuing person or the person formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities and under the indenture;

  •
  immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

  •
  we deliver to the trustee an officers' certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture and the debt securities relating to such transaction have been complied with; provided, however, that the foregoing limitations will not apply if, in the good faith determination of our board of directors, whose determination must be set forth in a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

If the debt securities are convertible for our other securities or other entities, the person with whom we consolidate, merge or sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

  Events of Default

        An event of default for a series of senior debt securities is defined under the senior indenture as being:

  •
  our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise;

  •
  our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days;

  •
  we default in the performance of or we breach any of our other covenants or agreements in the senior indenture applicable to all the senior debt securities or applicable to senior debt securities of such series and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series then outstanding;

  •
  a court having jurisdiction enters a decree or order for:

  •
  relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

  •
  appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or for all or substantially all of our property and assets; or

  •
  the winding up or liquidation of our affairs,

    and in each case, such decree or order shall remain unstayed and in effect for a period of 180 consecutive days; or

  •
  we:

  •
  commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

  •
  consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of ours or for all or substantially all of our property and assets; or

  •
  effect any general assignment for the benefit of creditors.

        If an event of default, other than an event of default specified in the last two bullet points above, occurs with respect to an issue of senior debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such senior debt securities of any affected series then outstanding under the indenture by written notice to us and to the trustee, if such notice is given by such holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such affected series of senior debt securities to be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

        If the event of default occurs because we defaulted on some of our other indebtedness or because the indebtedness becomes accelerated, the trustee or the holders of at least 25% of the aggregate principal amount of the senior debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. If an event of default specified in the last two bullet points above occurs with respect to us, the principal amount of and accrued interest, if any, on each issue of senior debt securities then outstanding shall be and become immediately due and payable without any notice or other action on the part of the trustee or any holder. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of an affected series of senior debt securities that has been accelerated. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of all the then outstanding senior debt securities of all affected series, each such series voting as a separate class, by notice to the trustee, may waive an existing default or event of default with respect to such series of senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see "Modification and Waiver."

        The holders of at least a majority in aggregate principal amount of an affected series of senior debt securities outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such affected series of senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of senior debt securities. A holder may not pursue any remedy with respect to the indenture or any series of senior debt securities unless:

  •
  the holder gives the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of such series of senior debt securities then outstanding make a written request to the trustee to pursue the remedy in respect of such event of default;

  •
  the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

  •
  the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  •
  during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

        These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

        The senior indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, as to their knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under the indenture.

  Discharge and Defeasance

        The senior indenture provides that, except as otherwise provided in this paragraph, we may discharge our obligations with respect to an issue of senior debt securities and the indenture with respect to such series of senior debt securities:

  •
  if all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by it under the indenture; or

  •
  if

  •
  the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption;

  •
  we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the senior indenture; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the senior debt securities of such series have been complied with.

        With respect to the first bullet point, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee under the indenture shall survive. With respect to the second bullet point, only our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

        The senior indenture also provides that, except as otherwise provided in this paragraph, we:

  •
  will be deemed to have paid and will be discharged from any and all obligations in respect of a series of senior debt securities, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities ("legal defeasance"); and

  •
  may omit to comply with any term, provision or condition of the senior indenture described above under "Certain Covenants" and such omission shall be deemed not to be an event of default under the third clause of the first paragraph of "Events of Default" with respect to such series of senior debt securities ("covenant defeasance");

provided that the following conditions shall have been satisfied:

  •
  we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

  •
  such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

  •
  no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

  •
  we shall have delivered to the trustee an opinion of counsel that the holders of the senior debt securities of such series then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (which opinion, in the case of a legal defeasance, shall be based upon a change in law) or a ruling directed to the trustee received from or a ruling published by the Internal Revenue Service to the same effect; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated of the senior debt securities of such series have been complied with.

        Subsequent to legal defeasance under the first bullet point above, our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and its right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, in the case of legal defeasance under the first bullet point above, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

  Modification and Waiver

        We and the trustee may amend or supplement the senior indenture or the senior debt securities without notice to or the consent of any holder:

  •
  to cure any ambiguity, defect, or inconsistency in the senior indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

  •
  to comply with the provisions described under "Covenants—Consolidation, Merger and Sale of Assets";

  •
  to comply with any requirements of the SEC in connection with the qualification of the senior indenture under the Trust Indenture Act;

  •
  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

  •
  to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

  •
  to provide for uncertificated senior debt securities and to make all appropriate changes for such purpose;

  •
  to make any change that does not adversely affect the rights of any holder;

  •
  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

  •
  to make any change so long as no senior debt securities are outstanding.

        Subject to certain conditions, without prior notice to any holder of an issue of senior debt securities, modifications and amendments of the senior indenture may be made by us and the trustee with the written consent of the holders of a majority in principal amount of such series of senior debt securities, and compliance by us with any provision of the indenture with respect to such series of senior debt securities may be waived by written notice to the trustee by the holders of a majority in principal amount of such series of senior debt securities outstanding; provided, however, that each affected holder must consent to any modification, amendment or waiver that,

  •
  changes the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

  •
  reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

  •
  changes the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

  •
  changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

  •
  changes the provisions relating to the waiver of past defaults or change or impair the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

  •
  reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

  •
  alters or impairs the right to convert the senior debt security at the rate and upon the terms provided in the indenture;

  •
  waives a default in the payment of principal of or interest on the senior debt securities;

  •
  adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

  •
  modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived with the consent of the holder of each senior debt security of such series affected by the modification.

        It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of the indenture becomes effective, we must give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

        With respect to any issue of senior debt securities, neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, or otherwise, to any holder of any such senior debt securities for or as an inducement to any consent, waiver, or amendment of any of the terms or provisions of such series of senior debt securities or the indenture with respect to such series of senior debt securities unless such consideration is offered to be paid or agreed to be paid to all holders of such senior debt securities of such series that consent, waive, or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver, or agreement.

  No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

        The senior indenture provides that no recourse shall be had under or upon any of our obligations, covenants or agreements in the indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers, directors or employees or any of their successor persons under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

  Concerning the Trustee

        The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Trustees

        We may have normal banking relationships with the trustees under the indentures in the ordinary course of business.

Terms of the Subordinated Debt Securities

        Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical, in all material respects, to the terms of the senior indenture and senior debt securities.

  Subordination

        The payment of the principal of, premium, if any, interest on and all other amounts payable under the subordinated debt securities is subordinated, to the extent provided in the indenture, to the prior payment in full of all senior indebtedness (as defined in the indenture and described below). This subordination will not prevent the occurrence of any event of default. The subordinated debt securities are also structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        Upon any distribution of our assets upon any dissolution, winding up, bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets or liabilities, the holders of senior indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations due in respect of the senior indebtedness before the holders of the subordinated debt securities will be entitled to receive any payment of the principal, premium, if any, interest on, or any other amounts payable in respect of the subordinated debt securities. Until all obligations with respect to senior indebtedness are paid in full in cash or other payment is made satisfactory to the holders of senior indebtedness, any payment on the subordinated debt securities to which the holders of subordinated debt securities would be entitled shall be made to the holders of senior indebtedness. By reason of the subordination, in the event of our dissolution, winding up, bankruptcy, insolvency, liquidation, reorganization, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets or liabilities, holders of senior indebtedness may receive more, ratably, and the holders of subordinated debt securities may receive less, ratably, than our other creditors.

        In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all obligations in respect of the senior indebtedness before the holders of the subordinated debt securities would be entitled to receive any payment or distribution. The indenture will require that we promptly notify holders of senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

        We also may not make any payment upon or in respect of the subordinated debt securities, including upon redemption, if:

  •
  a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace, or payment default, or

  •
  any other default occurs and is continuing with respect to designated senior indebtedness (as defined in the indenture and described below) that permits holders of the designated senior indebtedness as to which the default relates to accelerate its maturity, and the trustee receives a notice of that default (a "payment blockage notice"), from us or other person permitted to give this notice under the indenture, or non-payment default.

        Payments on the subordinated debt securities may and shall be resumed (a) in case of a payment default, upon the date on which the payment default is cured or waived or ceases to exist and (b) in case of a non-payment default, the earlier of the date on which the nonpayment default is cured, waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received, if the majority of the designated senior indebtedness has not been accelerated, or in the case of any lease, 175 days after notice is received if we have not received notice that the lessor under such lease has exercised its rights to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or shall be made, the basis for a subsequent payment blockage notice.

        If, notwithstanding the foregoing, the trustee or any holder of the subordinated debt securities receives any payment or distribution of our assets of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the subordinated debt securities before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then that payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of senior indebtedness.

        The term "designated senior indebtedness" is defined in the indenture to mean our obligations under any senior indebtedness with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that the senior indebtedness shall be "designated senior indebtedness" for purposes of the indenture; provided that the instrument, agreement or other document may place limitations and conditions on the right of that senior indebtedness to exercise the rights of designated senior indebtedness. If any payment made to any holder of any designated senior indebtedness or its representative with respect to such designated senior indebtedness is rescinded or must otherwise be returned by such indebtedness arising as a result of such rescission or return shall constitute designated senior indebtedness effective as of the date of such rescission or return.

        The term "indebtedness" is defined in the indenture to mean, with respect to any person (as defined in the indenture), and without duplication:

  (a)
  all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations of that person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of that person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (b)
  all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guaranties or bankers' acceptances;

  (c)
  all obligations and liabilities (contingent or otherwise) in respect of leases of that person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of that person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) entered into for financing purposes in connection with the lease of real property or improvements which provides that that person is contractually obligated to purchase or cause a third party to purchase the leased property or pay or guarantee a minimum residual value of the leased property to the lessor and the obligations of that person under the lease or related document to purchase or to cause a third party to purchase the leased property;

  (d)
  all obligations of that person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (e)
  all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (a) through (d);

  (f)
  any indebtedness or other obligations described in clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by that person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by that person; and

  (g)
  any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

        The term "senior indebtedness" is defined in the indenture to mean the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in the proceeding) and rent payable on, or termination payment with respect to, or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness (as defined), whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all refinancings, replacements, deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that the indebtedness shall not be senior in right of payment to the subordinated debt securities or expressly provides that the indebtedness is pari passu or junior to the subordinated debt securities. The term "senior indebtedness" shall include all "designated senior indebtedness." Notwithstanding the foregoing, the term senior indebtedness shall not include our indebtedness to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

        The indenture will not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against specified losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of the holders of the subordinated debt securities in respect of all funds collected or held by the trustee.

Convertible Debt Securities

        The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, common stock or our other securities or rights (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for the debt securities being offered.

Global Securities

        We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

        The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as "participants" or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

        So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts, preferred securities, guaranteed trust preferred securities guarantee or units, represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or our other relevant agent. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

DESCRIPTION OF WARRANTS

General

        We may issue warrants for the purchase of common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

  •
  the title of the debt warrants;

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  the offering price for the debt warrants, if any;

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  the aggregate number of the debt warrants;

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  the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

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  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

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  the dates on which the right to exercise the debt warrants will commence and expire;

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  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

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  whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

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  information with respect to book-entry procedures, if any;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  if applicable, a discussion of material United States Federal income tax considerations;

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  the antidilution provisions of the debt warrants, if any;

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  the redemption or call provisions, if any, applicable to the debt warrants;

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  any provisions with respect to the holder's right to require us to repurchase the warrants upon a change in control; and

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  any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Stock Warrants

        The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

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  the aggregate number of the warrants;

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  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  the antidilution provisions of the warrants, if any;

  •
  the redemption or call provisions, if any, applicable to the warrants;

  •
  any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control; and

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  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

        Holders of equity warrants will not be entitled:

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  to vote, consent or receive dividends;

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  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

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  exercise any rights as stockholders of the Company.

        As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of a warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, NY 10279. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Current Report on Form 8-K filed March 26, 2001;

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  Annual Report on Form 10-K for the year ended December 31, 2000, as amended by the Amendment to Annual Report on Form 10-K/A filed November 26, 2001;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

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  Current Report on Form 8-K/A filed June 4, 2001;

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  Current Report on Form 8-K/A filed August 10, 2001;

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  Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

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  Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

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  Current Report on Form 8-K/A filed November 21, 2001; and

  •
  The description of the common stock contained in our Registration Statement on Form 8-A, as filed on July 20, 1998 with the SEC.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, MN 55344
(952) 253-1234

        All filings we file pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall also be deemed to be incorporated by reference into the prospectus.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PLAN OF DISTRIBUTION

        We may sell the securities separately or together:

  •
  through one or more underwriters or dealers in a public offering and sale by them;

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  directly to investors;

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  through agents; or

  •
  through a combination of any of these methods of sale.

        We may sell the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed from time to time:

  •
  at market prices prevailing at the times of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We will set forth in a prospectus supplement the terms of the offering of securities, including:

  •
  the name or names of any agents or underwriters, if any;

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  the purchase price of the securities being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  any initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which such securities may be listed.

        If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

        We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

        The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, San Francisco, California.

EXPERTS

        The audited financial statements of Digital River, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts giving said report.

        The financial statements of ConnectInc.com (formerly Connect, Inc.) as at December 31, 2000 and 1999, for the period from February 1, 2000 to December 31, 2000, for the period from January 1, 2000 to January 31, 2000, and for the year ended December 31, 1999 incorporated in this prospectus by reference to Digital River, Inc.'s Current Report on Form 8-K/A filed November 21, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document. The descriptions set forth in this prospectus supplement replace and supplement, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

PROSPECTUS SUPPLEMENT

PROSPECTUS

2,100,000 Shares Common Stock

Sole Bookrunning Manager
Deutsche Bank Securities
U.S. Bancorp Piper Jaffray
RBC Capital Markets
Prospectus supplement July 16, 2003

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PROSPECTUS SUPPLEMENT SUMMARY
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RISK FACTORS
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